Exhibit 99.1

All transactions listed below relate to sales of Common Stock of Central Garden & Pet Company on June 13, 2005 by Glenn W. Novotny

Sold
Shares  Price Shares Beneficially Owned After Transaction

 700  $47.85  96,448
 200  $47.86  96,248
 200  $47.88  96,048
 1,300  $47.90  94,748
 1,700  $47.92  93,048
 100  $47.93  92,948
 243  $47.94  92,705
 300  $47.95  92,405
 500  $47.97  91,905
 697  $47.98  91,208
 6,957  $48.00  84,251
 800  $48.01  83,451
 200  $48.02  83,251
 303  $48.03  82,948
 400  $48.04  82,548
 100  $48.05  82,448
 100  $48.06  82,348
 200  $48.07  82,148